Exhibit 99.1
STONE ENERGY CORPORATION
Announces Divestiture Program, Debt Reduction Plans
LAFAYETTE, LA. December 13, 2006
     Stone Energy Corporation (NYSE: SGY) announced that its Board of Directors has approved and endorsed a strategic plan to re-focus on its Gulf of Mexico shelf exploitation properties. As part of this strategy, Stone expects to divest selected properties in the Rocky Mountains and in the Gulf of Mexico/Gulf Coast. Stone anticipates that the proceeds from the planned asset sales would be used to materially reduce its debt level. Stone expects the divestiture program to be completed in the second quarter of 2007. Additionally, Stone expects to reduce its exploration exposure in 2007, concentrating on its lower risk exploitation projects. The Board has also determined that it would not actively seek a merger partner at this time.
     Chief Executive Officer David Welch commented, “After fifteen months in which Stone has endured significant external and internal distractions, the Board has elected to focus a majority of its capital on Stone’s Gulf of Mexico exploitation projects as its near term strategy. These projects have historically provided high production rates and a quick payback. We expect to limit our exploration spending to a smaller percentage of our capital program in 2007, with most of the exposure being tied to our exploration venture in Bohai Bay, China.”
     Chief Financial Officer Kenneth Beer stated, “The realizations from the planned asset sales should significantly improve our balance sheet. We have a multi-year inventory of Gulf of Mexico exploitation projects, and will target our program to generate excess cash flow for future debt reduction, acquisitions, and/or stock repurchases.”
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico, the deep shelf of the Gulf of Mexico, the deepwater of the Gulf of Mexico, the Rocky Mountain region and the Williston Basin. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.